FOR IMMEDIATE RELEASE	Exhibit 99.1

CONTACTS:	Anthony Sanzio (Media)
(856) 968-4390
anthony_sanzio@campbellsoup.com
Jennifer Driscoll (Analysts/Investors)
(856) 342-6081
jennifer_driscoll@campbellsoup.com

CAMPBELL REPORTS SECOND-QUARTER RESULTS

Second-Quarter Net Earnings per Share Declined to $0.64

CAMDEN, N.J., Feb. 17, 2012—Campbell Soup Company (NYSE:CPB) today reported its results for the second quarter of fiscal 2012.

Second-Quarter Overview

•	Sales Decreased 1 Percent to $2.112 Billion

•	Earnings Declined in U.S. Simple Meals, Global Baking and Snacking, and International Simple Meals and Beverages

•	U.S. Beverages Sales Increased 4 Percent, While Earnings Declined

•	Strong Performance in North America Foodservice

•	Fiscal 2012 Guidance Reiterated

Net earnings for the quarter ended Jan. 29, 2012, were $205 million, or $0.64 per share, compared with $239 million, or $0.71 per share, in the prior year. The current quarter’s reported net earnings included charges associated with the previously announced June 2011 restructuring program. Excluding items impacting comparability in the current year, adjusted net earnings decreased 13 percent to $207 million, and adjusted net earnings per share decreased 10 percent to $0.64 in the current quarter. A detailed reconciliation of adjusted financial information to the reported information is included at the end of this news release.

Denise Morrison, Campbell’s President and Chief Executive Officer, said, “At the midpoint of our fiscal year, we are focused outward on consumers and on executing against our three strategies to return Campbell to sustainable, profitable net sales growth.

As we said last July, implementing our new strategic direction will require substantial investment to fund brand-building efforts and a step change in innovation, particularly in U.S. Simple Meals. We are confident that these changes will position Campbell for future success.

“Six months into our transition, we continue to make progress in stabilizing overall U.S. Soup profits, achieving the fourth consecutive quarter of profit growth for this business. We expect improved sales in the second half, as we continue to shift our emphasis to brand building efforts that will drive consumer usage.”

Morrison continued, “Sales gains in our U.S. Beverages business, where we have a solid ongoing innovation program, outpaced category growth. Trends in this business improved since the launch of our new advertising campaign in October. Significant cost inflation and marketing investments negatively impacted profitability in both the quarter and the half.

“Across our portfolio, we increased marketing spending this quarter, consistent with our plan to shift our emphasis to longer-term brand-building activities. Advertising and consumer promotion expense rose 6 percent as we invested in key brands.”

Morrison concluded, “We are executing a strategic turnaround in an environment of weak volume and high inflation across the food industry. Our first half has been impacted by headwinds in our beverages and Australian businesses, but we continue to make progress against our key growth strategies. In the second half, we expect improved trends in our beverages and Australian businesses, and in U.S. Soup, we will begin to cycle our change in discounting, providing an opportunity for better sales performance. We will continue to invest in brand building and innovation, and we are on track to achieve our full-year guidance.”

Fiscal 2012 Guidance

The company confirmed its previous fiscal 2012 guidance. Campbell expects net sales growth to be between 0 and 2 percent, a decline in adjusted EBIT of between (9) and (7) percent and a decline in adjusted EPS of between (7) and (5) percent, putting adjusted EPS in the range of $2.35 to $2.42, from the 2011 adjusted base of $2.54.

Second-Quarter Results

For the second quarter, sales decreased 1 percent to $2.112 billion. The change in sales for the quarter reflected the following factors:

•	Volume and mix subtracted 3 percent

•	Price and sales allowances added 3 percent

•	Increased promotional spending subtracted 1 percent

Second-Quarter Financial Details

•

Gross margin was 38.4 percent compared with 39.4 percent a year ago. The decrease in gross margin percentage was primarily due to cost inflation and negative mix, partly offset by higher selling prices and productivity improvements.

•

Marketing and selling expenses increased 2 percent to $297 million compared with $291 million in the prior year, primarily due to higher advertising and consumer promotion expenses, partly offset by lower selling expenses. Advertising and consumer promotion expenses increased 6 percent, reflecting brand-building investments across several businesses.

•	Administrative expenses decreased $2 million to $152 million, reflecting the benefit of cost savings from restructuring initiatives, partly offset by higher incentive compensation and benefit costs.

•

EBIT was $329 million compared with $359 million in the prior-year quarter. Excluding items impacting comparability, adjusted EBIT in the current quarter was $332 million. Adjusted EBIT declined 8 percent primarily due to cost inflation and lower volumes, partly offset by higher selling prices and productivity savings.

•	The tax rate in the quarter was 33.7 percent compared with 27.1 percent in the prior year. The prior-year rate benefitted from incremental tax credits associated with foreign earnings.

•	Adjusted net earnings per share were $0.64 in the current quarter compared with net earnings per share of $0.71 in the prior-year quarter, a decrease of 10 percent. In addition to the impact of lower EBIT, the decline reflected the impact of a significant increase in the tax rate compared with the prior-year quarter, partly offset by fewer shares outstanding.

First-Half Results

Net earnings for the first half were $470 million, or $1.45 per share, compared with $518 million, or $1.53 per share, in the year-ago period. Excluding items impacting comparability in the current-year period, adjusted net earnings declined 9 percent to $473 million. Including the benefit of fewer shares outstanding, adjusted net earnings per share declined 5 percent to $1.46.

For the first half of fiscal 2012, sales were $4.273 billion, a decrease of 1 percent from the year-ago period. The change in sales for the period reflected the following factors:

•	Volume and mix subtracted 4 percent

•	Price and sales allowances added 3 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 1 percent

First-Half Financial Details

•

Gross margin was 39.0 percent compared with 40.3 percent a year ago. The decrease in gross margin percentage was primarily due to cost inflation and negative mix, partly offset by higher selling prices and productivity improvements.

•

Marketing and selling expenses decreased 2 percent to $558 million, primarily due to lower advertising and consumer promotion expenses and lower selling expenses, partly offset by the impact of currency.

•

Administrative expenses increased $3 million to $297 million, primarily due to higher incentive compensation and benefit costs and currency, partly offset by savings associated with the restructuring initiative.

•

EBIT was $745 million compared with $803 million in the prior year. Excluding items in the current year impacting comparability, adjusted EBIT declined 7 percent to $750 million. The decline in EBIT was due to cost inflation and lower volumes, partly offset by higher selling prices and productivity savings.

•

Cash flow from operations was $478 million compared with $483 million in the year-ago period. The decline reflected the impact of lower cash earnings, partly offset by the benefit of lower pension contributions.

•

Utilizing positive cash flow, Campbell repurchased 5.3 million shares for $173 million during the first half of 2012. These purchases were made under the company’s $1 billion strategic share repurchase program announced in June 2011 and the ongoing practice of buying back shares sufficient to offset those issued under incentive compensation plans.

Summary of Fiscal 2012 Second-Quarter and First-Half Results by Segment

U.S. Simple Meals

Sales for U.S. Simple Meals were $824 million for the second quarter, a decrease of 2 percent compared to the year-ago period. A breakdown of the change in sales follows:

•	Volume and mix subtracted 5 percent

•	Price and sales allowances added 3 percent

U.S. Soup sales declined 2 percent compared to the year-ago quarter.

•	Sales of “Campbell’s” condensed soups increased 5 percent, with increases in both cooking and eating varieties. Sales of cooking varieties benefitted from a strong holiday period.

•

Sales of ready-to-serve soups decreased 12 percent. The benefit of higher selling prices and lower promotional spending was more than offset by lower volumes. The introduction of “Campbell’s Slow Kettle” soups positively impacted sales performance in the quarter.

•	Broth sales rose 3 percent, reflecting volume gains in aseptically packaged broths and the benefit of new items, including “Swanson Flavor Boost.”

U.S. Sauces sales declined 2 percent compared to the year-ago quarter. Sales of “Prego” pasta sauce increased 6 percent as increased advertising support and promotional activity drove strong volume gains. Sales of “Pace” Mexican sauces declined 7 percent reflecting the impact of increased private label competitive activity.

U.S. Simple Meals operating earnings were $174 million compared with $177 million in the prior-year period. The decline in operating earnings reflected lower earnings in U.S. Sauces, partly offset by earnings gains in U.S. Soup. For the segment, lower volumes and increased advertising and consumer promotion expenses were partly offset by an increase in gross margin percentage and lower selling and administrative expenses.

For the first half, U.S. Soup sales declined 3 percent primarily due to an 11-percent decrease in ready-to-serve soups. Sales of condensed soups were comparable to the prior year, while sales of broth increased 4 percent.

U.S. Simple Meals operating earnings were $434 million in the first half compared with $417 million in the year-ago period, an increase of 4 percent. The increase in operating earnings, driven primarily by gains in U.S. Soup, was due to higher selling prices, productivity savings and lower promotional spending, partly offset by lower volumes and cost inflation.

Global Baking and Snacking

Sales for Global Baking and Snacking were $526 million for the second quarter, comparable to the prior-year quarter. Sales were impacted by the following factors:

•	Volume and mix subtracted 4 percent

•	Price and sales allowances added 5 percent

•	Increased promotional spending subtracted 2 percent

•	Currency added 1 percent

Further details of sales results included the following:

•	Sales of “Pepperidge Farm” products increased slightly as the benefit of higher selling prices was mostly offset by lower volumes.

•	In cookies and crackers, sales increased as double-digit growth in “Goldfish” snack crackers was partly offset by declines in cookies.

•	Bakery sales declined slightly.

•

Excluding the favorable impact of currency, sales at Arnott’s declined primarily due to the impact of increased promotional spending and lower volumes, partly offset by higher selling prices. The volume performance continued to be negatively impacted by an increase in promoted and non-promoted price points at retail and a weak consumer environment.

Operating earnings for the quarter were $71 million compared with $81 million in the prior year. The 12-percent decline was primarily due to cost inflation and increased promotional spending, partly offset by higher selling prices.

For the first half, sales increased 2 percent to $1.094 billion. A breakdown of the change in sales follows:

•	Volume and mix subtracted 4 percent

•	Price and sales allowances added 5 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 2 percent

Operating earnings in the first half decreased 12 percent to $159 million compared with $181 million in the year-ago period, primarily due to cost inflation, increased promotional spending and lower volumes, partly offset by higher selling prices and productivity improvements.

International Simple Meals and Beverages

Sales for International Simple Meals and Beverages were $402 million for the second quarter, a decrease of 5 percent. The change in sales reflected the following factors:

•	Volume and mix subtracted 5 percent

•	Price and sales allowances added 2 percent

•	Increased promotional spending subtracted 1 percent

•	Currency subtracted 1 percent

The sales decline was primarily due to the performance of the businesses in Europe and Canada, partly offset by gains in the Asia Pacific region and Latin America.

•	In Europe, sales decreased primarily due to volume declines in France and Germany.

•	In Canada, sales decreased primarily due to declines in soup.

•	In the Asia Pacific region, sales increased due to the impact of currency and growth in Japan and Malaysia, partially offset by declines in Australia soup.

Operating earnings were $58 million compared with $69 million in the year-ago period. The decrease in operating earnings reflected the increased costs associated with the company’s market expansion in China and lower earnings in Europe and Canada.

For the first half, sales decreased 4 percent to $761 million. A breakdown of the change in sales follows:

•	Volume and mix subtracted 7 percent

•	Price and sales allowances added 2 percent

•	Currency added 1 percent

The sales decline reflected lower sales in Canada and the European region.

Operating earnings fell to $101 million compared with $120 million in the year-ago period. The decrease in operating earnings was primarily due to lower earnings in Canada and the increased costs associated with the company’s market expansion in China.

U.S. Beverages

Sales for U.S. Beverages were $187 million for the second quarter, an increase of 4 percent compared with the year-ago period. A breakdown of the change in sales follows:

•	Volume and mix added 2 percent

•	Price and sales allowances added 1 percent

•	Decreased promotional spending added 1 percent

Sales gains, which outpaced category growth, were driven by growth in “V8 Splash” juice drinks and “V8 V-Fusion” juice, partly offset by a decline in “V8” vegetable juice. Sales benefitted from the launch of new items, including “V8 V-Fusion”

Smoothies, and higher levels of advertising investment supporting the new campaign featuring Jackie Chan.

Operating earnings for the quarter were $34 million compared with $43 million in the year-ago period. The decline in earnings reflected the impact of significant cost inflation primarily in juice concentrates and packaging materials, and increased advertising expense, partly offset by productivity gains.

For the first half, sales were comparable to the prior period.

•	Volume and mix added 2 percent

•	Increased promotional spending subtracted 2 percent

Sales of both “V8 Splash” juice drinks and “V8 V-Fusion” juice increased, while sales of “V8” vegetable juice declined.

Operating earnings declined to $64 million from $98 million, primarily due to cost inflation, increased promotional spending and higher advertising, partly offset by productivity gains.

North America Foodservice

Sales were $173 million for the second quarter, an increase of 9 percent compared with a year ago. A breakdown of the change in sales follows:

•	Volume and mix added 7 percent

•	Price and sales allowances added 2 percent

Sales increased primarily due to volume-driven gains in fresh chilled soup sold at retail.

Operating earnings increased 33 percent to $28 million from $21 million. The increase in operating earnings was primarily driven by volume gains, higher selling prices and productivity improvements, partly offset by cost inflation.

For the first half, sales increased 8 percent to $335 million. A breakdown of the change in sales follows:

•	Volume and mix added 5 percent

•	Price and sales allowances added 3 percent

Operating earnings were $55 million compared with $44 million in the year-ago period. The increase in operating earnings was primarily driven by higher selling prices, volume gains and productivity improvements, partly offset by cost inflation.

Unallocated Corporate Expenses

Unallocated corporate expenses were $33 million compared with $32 million a year ago. Unallocated expenses for the first half were $63 million versus $57 million in the prior year. The increase was primarily due to losses on open commodity hedges and higher incentive compensation costs.

Non-GAAP Financial Information

A detailed reconciliation of the adjusted financial information to the reported financial information is included at the end of this news release.

Conference Call

Campbell will host a conference call to discuss these results on Feb. 17, 2012, at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-866-837-9787 and non-U.S. participants at 1-703-639-1424. Participants should call at least ten minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “News & Events” button. A recording of the call will be available approximately two hours after it is completed through midnight March 2, 2012, at 1-888-266-2081 or 1-703-925-2533. The access code is 1564890.

Reporting Segments

Campbell Soup Company earnings results are reported for the following segments:

U.S. Simple Meals aggregates the U.S. Soup and U.S. Sauces businesses. The U.S. Soup business includes the following products: “Campbell’s” condensed and ready-to-serve soups, and “Swanson” broth and stocks. The U.S. Sauces business includes “Prego” pasta sauce, “Pace” Mexican sauce, “Swanson” canned poultry, “Campbell’s” canned pasta, gravies, and beans.

Baking and Snacking aggregates the following: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail; and “Arnott’s” biscuits in Australia and Asia Pacific.

International Simple Meals and Beverages aggregates the following: soup, sauce and beverage products outside of the United States, including Europe, Latin America, Asia Pacific, China and the retail business in Canada.

U.S. Beverages represents the following products: “V8” vegetable juices, “V8 V-Fusion” juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.

North America Foodservice represents the distribution of products such as soup, specialty entrees, beverage products, other prepared foods and “Pepperidge Farm” products through various food service channels in the United States and Canada.

About Campbell Soup Company

Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s” and “V8.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoup.com.

Forward-Looking Statements

This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company’s initiatives; (3) the company’s ability to realize projected cost savings and benefits; (4) the company’s ability to manage changes to its business processes; (5) the increased significance of certain of the company’s key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the impact of portfolio changes; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

#

CAMPBELL SOUP COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

(millions, except per share amounts)

	THREE MONTHS ENDED
	January 29, 2012	January 30, 2011

Net sales	$2,112	$2,127

Costs and expenses
Cost of products sold	1,301	1,289
Marketing and selling expenses	297	291
Administrative expenses	152	154
Research and development expenses	29	31
Other expenses	1	3
Restructuring charges	3	—

Total costs and expenses	1,783	1,768

Earnings before interest and taxes	329	359
Interest, net	26	31

Earnings before taxes	303	328

Taxes on earnings	102	89

Net earnings	201	239
Net loss attributable to noncontrolling interests	4	—

Net earnings attributable to Campbell Soup Company	$205	$239

Per share - basic
Net earnings attributable to Campbell Soup Company	$.64	$.72

Dividends	$.29	$.29

Weighted average shares outstanding - basic	318	330

Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.64	$.71

Weighted average shares outstanding - assuming dilution	320	332

In fiscal 2012, the company recorded pre-tax restructuring charges of $3 ($2 after tax or $.01 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

(millions, except per share amounts)

	SIX MONTHS ENDED
	January 29, 2012	January 30, 2011

Net sales	$4,273	$4,299

Costs and expenses
Cost of products sold	2,608	2,567
Marketing and selling expenses	558	568
Administrative expenses	297	294
Research and development expenses	59	62
Other expenses	1	5
Restructuring charges	5	—

Total costs and expenses	3,528	3,496

Earnings before interest and taxes	745	803
Interest, net	54	61

Earnings before taxes	691	742

Taxes on earnings	227	224

Net earnings	464	518
Net loss attributable to noncontrolling interests	6	—

Net earnings attributable to Campbell Soup Company	$470	$518

Per share - basic
Net earnings attributable to Campbell Soup Company	$1.46	$1.54

Dividends	$.58	$.565

Weighted average shares outstanding - basic	319	332

Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.45	$1.53

Weighted average shares outstanding - assuming dilution	321	335

In fiscal 2012, the company recorded pre-tax restructuring charges of $5 ($3 after tax or $.01 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY

CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)

(millions, except per share amounts)

	THREE MONTHS ENDED
	January 29, 2012	January 30, 2011	Percent Change
Sales
Contributions:
U.S. Simple Meals	$824	$842	(2%)
Global Baking and Snacking	526	526	—%
International Simple Meals and Beverages	402	421	(5%)
U.S. Beverages	187	180	4%
North America Foodservice	173	158	9%

Total sales	$2,112	$2,127	(1%)

Earnings
Contributions:
U.S. Simple Meals	$174	$177	(2%)
Global Baking and Snacking	71	81	(12%)
International Simple Meals and Beverages	58	69	(16%)
U.S. Beverages	34	43	(21%)
North America Foodservice	28	21	33%

Total operating earnings	365	391	(7%)
Unallocated corporate expenses	33	32
Restructuring charges	3	—

Earnings before interest and taxes	329	359	(8%)
Interest, net	26	31
Taxes on earnings	102	89

Net earnings	201	239	(16%)
Net loss attributable to noncontrolling interests	4	—

Net earnings attributable to Campbell Soup Company	$205	$239	(14%)

Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.64	$.71	(10%)

In fiscal 2012, the company recorded pre-tax restructuring charges of $3 ($2 after tax or $.01 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY

CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)

(millions, except per share amounts)

	SIX MONTHS ENDED
	January 29, 2012	January 30, 2011	Percent Change
Sales
Contributions:
U.S. Simple Meals	$1,698	$1,740	(2%)
Global Baking and Snacking	1,094	1,070	2%
International Simple Meals and Beverages	761	793	(4%)
U.S. Beverages	385	385	—%
North America Foodservice	335	311	8%

Total sales	$4,273	$4,299	(1%)

Earnings
Contributions:
U.S. Simple Meals	$434	$417	4%
Global Baking and Snacking	159	181	(12%)
International Simple Meals and Beverages	101	120	(16%)
U.S. Beverages	64	98	(35%)
North America Foodservice	55	44	25%

Total operating earnings	813	860	(5%)
Unallocated corporate expenses	63	57
Restructuring charges	5	—

Earnings before interest and taxes	745	803	(7%)
Interest, net	54	61
Taxes on earnings	227	224

Net earnings	464	518	(10%)
Net loss attributable to noncontrolling interests	6	—

Net earnings attributable to Campbell Soup Company	$470	$518	(9%)

Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.45	$1.53	(5%)

In fiscal 2012, the company recorded pre-tax restructuring charges of $5 ($3 after tax or $.01 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(millions)

	January 29, 2012	January 30, 2011

Current assets	$1,918	$1,914

Plant assets, net	2,047	2,018

Intangible assets, net	2,569	2,535

Other assets	131	113

Total assets	$6,665	$6,580

Current liabilities	$2,152	$2,415

Long-term debt	2,008	1,937

Other liabilities	1,308	1,336

Total equity	1,197	892

Total liabilities and equity	$6,665	$6,580

Total debt	$2,878	$3,121

Cash and cash equivalents	$322	$325

Reconciliation of GAAP and Non-GAAP Financial Measures

Second Quarter Ended January 29, 2012

Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.

Items Impacting Earnings

The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded.

The following items impacted earnings:

(1)	In fiscal 2011, the company announced a series of initiatives to improve supply chain efficiency and reduce overhead costs across the organization to help fund plans to drive the growth of the business. The company also announced its intent to close its office in Moscow and exit the Russian market. In the second quarter of fiscal 2012, the company recorded pre-tax restructuring charges of $3 million ($2 million after tax or $.01 per share) related to the initiatives. The year-to-date impact was $5 million ($3 million after tax or $.01 per share).

In the fourth quarter of fiscal 2011, the company recorded pre-tax restructuring charges of $63 million ($41 million after tax or $.12 per share) related to these initiatives.

The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

(millions, except per share amounts)	Second Quarter
	January 29, 2012	January 30, 2011	% Change
Earnings before interest and taxes, as reported	$329	$359
Add: Restructuring charges (1)	3	—

Adjusted Earnings before interest and taxes	$332	$359	-8%

Interest, net, as reported	$26	$31

Adjusted Earnings before taxes	$306	$328

Taxes on earnings, as reported	$102	$89
Add: Tax benefit from restructuring charges (1)	1	—

Adjusted Taxes on earnings	$103	$89

Adjusted effective income tax rate	33.7%	27.1%

Net earnings attributable to Campbell Soup Company, as reported	$205	$239
Add: Net adjustment from restructuring charges (1)	2	—

Adjusted Net earnings attributable to Campbell Soup Company	$207	$239	-13%

Diluted net earnings per share attributable to Campbell Soup Company, as reported	$0.64	$0.71
Add: Net adjustment from restructuring charges (1)	0.01	—

Adjusted Diluted net earnings per share attributable to Campbell Soup Company *	$0.64	$0.71	-10%

*	The sum of the individual per share amounts does not add due to rounding.

(millions, except per share amounts)	Year-to-Date
	January 29, 2012	January 30, 2011	% Change
Earnings before interest and taxes, as reported	$745	$803
Add: Restructuring charges (1)	5	—

Adjusted Earnings before interest and taxes	$750	$803	-7%

Interest, net, as reported	$54	$61

Adjusted Earnings before taxes	$696	$742

Taxes on earnings, as reported	$227	$224
Add: Tax benefit from restructuring charges (1)	2	—

Adjusted Taxes on earnings	$229	$224

Adjusted effective income tax rate	32.9%	30.2%

Net earnings attributable to Campbell Soup Company, as reported	$470	$518
Add: Net adjustment from restructuring charges (1)	3	—

Adjusted Net earnings attributable to Campbell Soup Company	$473	$518	-9%

Diluted net earnings per share attributable to Campbell Soup Company, as reported	$1.45	$1.53
Add: Net adjustment from restructuring charges (1)	0.01	—

Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$1.46	$1.53	-5%

(millions, except per share amounts)		Year Ended
		July 31, 2011
Earnings before interest and taxes, as reported		$1,279
Add: Restructuring charges (1)		63

Adjusted Earnings before interest and taxes		$1,342

Interest, net, as reported		$111

Adjusted Earnings before taxes		$1,231

Taxes on earnings, as reported		$366
Add: Tax benefit from restructuring charges (1)		22

Adjusted Taxes on earnings		$388

Adjusted effective income tax rate		31.5%

Net earnings attributable to Campbell Soup Company, as reported		$805
Add: Net adjustment from restructuring charges (1)		41

Adjusted Net earnings attributable to Campbell Soup Company		$846

Diluted net earnings per share attributable to Campbell Soup Company, as reported		$2.42
Add: Net adjustment from restructuring charges (1)		0.12

Adjusted Diluted net earnings per share attributable to Campbell Soup Company		$2.54